Exhibit 1

Gentium Receives EMA Orphan Drug Designation for Defibrotide for the Prevention of GvHD

VILLA GUARDIA, Italy, Nov. 19, 2013 (GLOBE NEWSWIRE) -- Gentium S.p.A. (Nasdaq:GENT) (the "Company") announced today that the European Commission ("EC") has granted Orphan Drug Designation to Defibrotide for the prevention of Graft versus Host Disease ("GvHD"). The designation follows a positive opinion released by the Committee for Orphan Medicinal Products ("COMP") of the European Medicines Agency ("EMA"), on October 10, 2013.

Orphan Drug Designation will entitle Defibrotide to ten years of market exclusivity in EU and will provide the Company with development and commercial incentive, access to a centralized review process, protocol assistance and scientific advice during product development, waiving or reduction of certain fees and eligibility for grants and research support initiatives. The EMA grants orphan medicinal product designations to advance the development of drugs intended to treat, prevent or diagnose life-threatening or very serious conditions that are rare and affect not more than 5 in 10,000 persons in EU.

"We are pleased to receive Orphan Drug Designation for this second indication by the EMA for Defibrotide for the prevention of GvHD," said Dr. Khalid Islam, Gentium's Chairman and Chief Executive Officer. The granting of this Orphan Drug Designation is another important milestone for Defibrotide as we continue our development of the product to address significant unmet medical need for this potentially life-threatening disease. We look forward to planning and initiating additional studies to explore the full potential of Defibrotide in this indication."

About GvHD

Graft versus Host Disease (GvHD) is one of the most important and potentially fatal complication of hematopoietic stem cell transplantation (HCT). GvHD is seen most often in cases where the blood marrow donor is unrelated to the patient or when the donor is related to the patient but not a perfect match. It can occur in 30-50% of patients transplanted with either an HLA-matched sibling donor or matched unrelated donor.

About Gentium

Gentium S.p.A. (Nasdaq:GENT), located in Como, Italy, is a biopharmaceutical company focused on the development and manufacture of drugs to treat and prevent a variety of diseases and conditions, including vascular diseases related to cancer and cancer treatments. Defibrotide, the Company's lead product candidate, has been granted Orphan Drug status by the U.S. FDA and Orphan Medicinal Product Designation by the EMA both to treat and to prevent veno-occlusive disease ("VOD") and Fast Track Designation by the U.S. FDA to treat VOD. In October 2013, the European Commission granted marketing authorization for Defitelio® (defibrotide) for the treatment of severe VOD in adults and children undergoing hematopoietic stem cell transplantation therapy.

For additional info and to sign up for email alerts, please visit www.gentium.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" that involve a number of risks and uncertainties the outcome of which could materially and/or adversely affect actual future results and the market price of Gentium's securities. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. It is possible that actual results, including with respect to the possibility of any future regulatory approval, may differ materially from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Form 20-F filed with the Securities and Exchange Commission under the caption "Risk Factors."

CONTACT: Gentium S.p.A.
         Salvatore Calabrese, +39 031-5373-260
         SVP Finance, COO/CFO
         scalabrese@gentium.it

         or

         The Trout Group
         Chelsea Wheeler +1 646 378 2941
         cwheeler@troutgroup.com